Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization
AMREP Corporation (Registrant)	Oklahoma
American Republic Investment Co.	Delaware
AMREP Southwest Inc.	New Mexico
Outer Rim Investments, Inc.	New Mexico
AMREPCO Inc.	Colorado
Las Fuentes Village II, LLC	New Mexico
Las Fuentes Village III, LLC	New Mexico
Lomas Encantadas Development Company, LLC	New Mexico
Hawksite 27 Development Company, LLC	New Mexico
Enchanted Hills Development Company, LLC	New Mexico
Southwest Mineral Company, LLC	New Mexico
Clean Slate Properties, LLC	New Mexico
Butterfly Holdings, LLC	New Mexico
Amreston Homes LLC	New Mexico
Amreston Construction LLC	New Mexico
Mountain Hawk East Development Company LLC	New Mexico
Mountain Hawk West Development Company LLC	New Mexico
Tierra Feliz Development Company LLC	New Mexico
Lavender Fields, LLC	New Mexico
Sol Oeste LLC	New Mexico
Pueblo del Sol, LLC	New Mexico
Wymont LLC	New Mexico
Arroyos LLC	New Mexico
Rioscapes, LLC	New Mexico
Resurrection Land Company, LLC	New Mexico
Corner Office, LLC	New Mexico
Roentgen Wellspring LLC	New Mexico
Dealande LLC	New Mexico
PCD ARIC Holdco LLC	Delaware

Certain subsidiaries have been omitted from this list. These subsidiaries, when considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.